         Exhibit 23(j)(1) under Form N-1A
           Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 33-41004) of Federated Intermediate Government Fund, Inc., and to the incorporation by reference of our report, dated April 21, 2010, on Federated Intermediate Government Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended February 28, 2010.

    /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2010